Exhibit 99.1

Tier Technologies, Inc.
10780 Parkridge Blvd., Suite 400
Reston, VA 20191
CONTACT:
Matt Brusch, Director of Communications mbrusch@tier.com
(571) 382-1048

Tier Announces Delay in Filing Form 10-Q

for the Fiscal 2006 Second Quarter

RESTON, Va., March 11, 2006 – Tier Technologies, Inc. (NASDAQ: TIERE), announced today that the filing of its Form 10-Q for the quarter ended March 31, 2006 with the Securities and Exchange Commission will be delayed beyond the filing deadline.

As previously disclosed in the Company’s Forms 12b-25 filed on December 15, 2005 and February 10, 2006, while preparing its financial statements for the fiscal year ended September 30, 2005, the Company discovered a number of accounting errors. The Company is finalizing, but has not yet completed, its analysis of the final impact on financial results for fiscal year 2005, financial results for the first quarter of fiscal 2006, and on previously reported periods. As a result, the Company was not able to file its Annual Report on Form 10-K for the fiscal year ended September 30, 2005 or its Quarterly Report on Form 10-Q for the period ended December 31, 2005 within the prescribed time periods. Also, as anticipated, Tier will not be able to file its Quarterly Report on Form 10-Q for the period ended March 31, 2006 in the prescribed time period.

As previously disclosed, the Company expects to restate its financial results for the fiscal years ended September 30, 2002, 2003 and 2004 and for the fiscal year 2005 quarters, as needed. The Company is working diligently to file its Form 10-K for the fiscal year ended September 30, 2005 and the Quarterly Report on Form 10-Q for the fiscal period ended December 31, 2005, by June 5, 2006. Furthermore, the Company expects to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, no later than June 30, 2006.

The Company anticipates that it will receive an additional Staff Determination letter from Nasdaq based upon the Company’s failure to timely file the Form 10-Q for the quarter ended March 31, 2006. The Company expects to receive this Staff Determination letter in the near term based upon this additional deficiency under Nasdaq Marketplace Rule 4310(c)(14), and that it will indicate that the late filing of that report will serve as an additional issue for the Nasdaq Listing Qualifications Panel (the “Panel”) that presided over its February 2, 2006 hearing to consider. The Company has factored the delayed filing of this report into its compliance plan. The Company can provide no assurances that it will regain compliance with Nasdaq’s filings requirements and its failure to do so could result in the delisting of the Company’s common stock from Nasdaq.

Currently, the Company expects revenues for the quarter ended December 31, 2005 to be $38.5 million, a 21% increase over the same quarter in the prior year and expects the results for the quarter ended March 31, 2006 to be $38.3 million, an 8% increase over the same quarter in the prior year. These results reflect the restatement adjustments that the Company expects to make to the results for the previously reported periods in fiscal year 2005. The Company notes, however, that the results reported herein could change, as a result of the aforementioned restatement activities.

The financial results discussed herein are preliminary and have not been finalized by the Company. They are based on information available to management at the date of this filing, and could change materially when the Company reports its audited financial results for prior fiscal years and unaudited financial results for the quarters ended December 31, 2005 and March 31, 2006.

About Tier

Tier Technologies, Inc. (NASDAQ: TIERE) offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include more than 2,200 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions, and through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts, including statements regarding expectations for future revenues, earnings, and expenses, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the results of the Company’s ongoing review of its accounting practices, the Audit Committee’s independent investigation, and the Company’s ability to satisfy the Nasdaq requirements for continued listing on the Nasdaq National Market.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended September 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as other filings with the SEC.

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